Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INVESTCORP EUROPE ACQUISITION CORP. I,

as Investcorp,

VIKAS MITTAL,
as Investcorp Representative,

INVESTCORP MERGER SUB, LLC

as Merger Sub,

NEXX HOLDCO, LLC

as the Company,

and

MICHAEL HANLON,
as the Company Representative.

Dated May 27, 2025

i

3.20	Insurance	17
3.21	Trust Account	18
3.22	Litigation	18
3.23	Independent Investigation	18
3.24	No Other Representations and Warranties	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
4.1	Organization and Standing	19
4.2	Authorization; Binding Agreement	19
4.3	Capitalization	20
4.4	No Subsidiaries	21
4.5	Governmental Approvals	21
4.6	Non-Contravention	21
4.7	Financial Statements	21
4.8	Absence of Certain Changes	23
4.9	Compliance with Laws	23
4.10	Company Permits	23
4.11	Litigation	23
4.12	Material Contracts	24
4.13	Intellectual Property	26
4.14	Taxes and Returns	29
4.15	Real Property	30
4.16	Personal Property	30
4.17	Title to and Sufficiency of Assets	31
4.18	Employee Matters	31
4.19	Benefit Plans	32
4.20	Environmental Matters	34
4.21	Transactions with Related Persons	34
4.22	Insurance	35
4.23	Interested Party Transactions	35
4.24	Finders and Brokers	35
4.25	Independent Investigation	35
4.26	Information Supplied	36
4.27	Disclosure	36

ARTICLE V COVENANTS		36
5.1	Access and Information	36
5.2	Conduct of Business of the Company	37
5.3	Conduct of Business of Investcorp	40
5.4	Annual and Interim Financial Statement	43
5.5	Investcorp Public Filings	43
5.6	No Solicitation	43
5.7	No Trading	44
5.8	Notification of Certain Matters	44
5.9	Efforts	45
5.10	Tax Matters	47
5.11	Further Assurances	47

ii

5.12	The Registration Statement	48
5.13	Company Member Meeting	49
5.14	Public Announcements	50
5.15	Confidential Information	50
5.16	Documents and Information	52
5.17	Post-Closing Board of Directors and Executive Officers	52
5.18	Investcorp Indemnification of Directors and Officers; Tail Insurance	52
5.19	Company Indemnification of Directors and Officers; Tail Insurance	53
5.20	Post-Closing Assumption or Creation of Benefit Plans	54
5.21	Incentive Equity Plan	54
5.22	Section 16 Matters	54
5.23	Domestication	54
5.24	Fairness Opinion	54
5.25	Intentionally Omitted	54
5.26	Funding	54
5.27	SEC Filings	55
5.28	Trust Account Proceeds	55

ARTICLE VI CLOSING CONDITIONS		55
6.1	Conditions to Each Party’s Obligations	55
6.2	Conditions to Obligations of the Company	56
6.3	Conditions to Obligations of Investcorp	58
6.4	Frustration of Conditions	60

ARTICLE VII TERMINATION AND EXPENSES		60
7.1	Termination	60
7.2	Effect of Termination	61
7.3	Fees and Expenses	62

ARTICLE VIII WAIVERS AND RELEASES		62
8.1	Waiver of Claims Against Trust	62

ARTICLE IX MISCELLANEOUS		63
9.1	Notices	63
9.2	Binding Effect; Assignment	65
9.3	Third Parties	65
9.4	Governing Law; Jurisdiction	65
9.5	WAIVER OF JURY TRIAL	65
9.6	Specific Performance	66
9.7	Severability	66
9.8	Amendment	66
9.9	Waiver	66
9.10	Entire Agreement	66
9.11	Interpretation	67
9.12	Counterparts	67
9.13	Investcorp Representative	68
9.14	Company Representative	69
9.15	Non-Survival of Representations, Warranties	71

ARTICLE X DEFINITIONS		71
10.1	Certain Definitions	71

iii

AGREEMENT AND PLAN OF MERGER

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), by and among (i) Investcorp Europe Acquisition Corp. I, a Cayman Islands exempted company f/k/a Investcorp Asia Acquisition Corp I (which shall transfer to and domesticate as a Delaware corporation before Closing) (“Investcorp”); (ii) Vikas Mittal, in the capacity as the representative for the stockholders of Investcorp and their successors and assignees) (“Investcorp Representative”); (iii) Investcorp Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Investcorp, (“Merger Sub”); (iv) Nexx HoldCo, LLC, a Delaware limited liability company (“Company”); (v) Michael Hanlon, in the capacity as the representative for the members of the Company and their successors and assignees) (“Company Representative”); and (vi) Hanire LLC, a Delaware limited liability company (“Hanire”) solely for the purposes of Section 5.25, is dated May 27, 2025 (the “Signing Date”). Investcorp, Investcorp Representative, Merger Sub, Company, and the Company Representative shall be referred to from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined have the meanings set forth in Article X.

Background

A. Investcorp is a special purpose acquisition company incorporated as an exempted company with limited liability in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

B. Immediately before Closing, (a) Investcorp will transfer (the “Domestication”) by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Act Cayman Islands Companies Act (2021 Revision) (the “Companies Act”), and (b) in connection with such Domestication, the certificate of incorporation in substantially the form attached as Exhibit A (the “New Investcorp Certificate”) under which Investcorp shall have a single class of common stock, par value $0.0001 per share, having one (1) vote per share, and the bylaws in substantially the form attached as Exhibit B (the “New Investcorp Bylaws”) will become the governing documents of Investcorp.

C. In connection with the Domestication, (a) each Class A ordinary share and each Class B ordinary share of Investcorp that is outstanding at the time of the Domestication will be converted into one share of Investcorp Common Stock, and (b) each warrant of Investcorp that is outstanding at the time of the Domestication and exercisable for one Class A ordinary share of Investcorp shall convert automatically into a warrant exercisable for one share of Investcorp Common Stock under the Warrant Agreement.

D. The board of directors of Investcorp have (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Investcorp and its stockholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions, and (iii) determined to recommend, if deemed necessary by Investcorp, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Old Investcorp Common Stock vote to approve this Agreement and approve the Contemplated Transactions and against any competing proposals, including the issuance of the Merger Consideration to the equity holders of the Company under the terms of this Agreement.

E. Before the date of this Agreement, Investcorp formed Merger Sub as its wholly owned subsidiary solely for the purpose of consummating the Merger contemplated under this Agreement.

F. Investcorp directly owns 100% of the stock of Merger Sub.

G. Investcorp (i) has determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions.

H. Company and its Subsidiaries are in the construction supply industry (the “Business”).

I. The Parties intend that the Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code.

J. The board of directors of the Company have (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and approve the Contemplated Transactions.

K. At Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly owned Subsidiary of Investcorp and each Company Security will be automatically converted into the right to receive Investcorp Common Stock.

L. As a condition and inducement to Investcorp’s willingness to enter into this Agreement, each of the officers, directors and 10% or greater members (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedules (solely in their capacity as equity holders of the Company) are executing support agreements in substantially the form and substance agreeable to Investcorp and the Company (the “Company Support Agreement”), under which such Persons will agree to vote all of their Company Membership Interest in favour of the adoption of this Agreement, the Transaction Documents and approve the Contemplated Transactions and against any competing proposals.

M. As a condition and inducement to Investcorp’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by Investcorp), before Closing, each of the officers, directors and 10% or greater members of the Company listed on Section A of the Company Disclosure Schedules will execute lock-up agreements to be effective for a period of six months after Closing subject to customary exceptions (each a “Company Lock-Up Agreement,” and collectively, the “Company Lock-Up Agreements”).

N. As a condition and inducement to Investcorp’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by Investcorp), before Closing, each of the officers, directors and 10% or greater members of the Company listed on Section A of the Company Disclosure Schedules will execute registration rights agreements to register the sale of the shares of Investcorp Common Stock within 30 days following Closing (each a “Company Registration Rights Agreement,” and collectively, the “Company Registration Rights Agreements”).

O. As a condition and inducement to the Company’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by the Company), the Sponsor will execute support agreements in substantially the form and substance agreeable to Investcorp and the Company (the “Sponsor Support Agreement”), under which such Persons will agree to vote all of their Old Investcorp Common Stock in favour of the adoption of this Agreement, the Transaction Documents and approve the Contemplated Transactions and against any competing proposals.

P. As a condition and inducement to the Company’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by the Company), before Closing, the Sponsor and its independent directors of Investcorp listed on Section A of Investcorp Disclosure Schedules will execute or amend existing lock-up agreements to be effective for a period of six months after Closing subject to customary exceptions (each a “Investcorp Lock-Up Agreement,” and collectively, the “Investcorp Lock-Up Agreements”).

Q. As a condition and inducement to the Company’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by the Company), before Closing, the Sponsor and its independent directors of Investcorp listed on Section A of Investcorp Disclosure Schedules (and their respective permitted transferees) will execute or amend existing registration rights agreements to register the sale of the shares of Investcorp Common Stock issued in connection with the Merger within 30 days following Closing (each a “Investcorp Registration Rights Agreement,” and collectively, the “Investcorp Registration Rights Agreements”).

R. In consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
TRANSACTIONS

1.1 Domestication. Subject to receipt of Required Investcorp Stockholder Approval before the Closing, Investcorp shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Companies Act, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with Investcorp Certificate and the DGCL, (b) completing and making and procuring all Investcorp Domestication Documents and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Investcorp shareholder, (i) subject to the Founder Share Haircut, each Class A ordinary share of Investcorp, par value $0.0001 per share, and each Class B ordinary share of Investcorp par value $0.0001 per share, each authorized under Investcorp’s Organizational Documents and outstanding immediately before the effective time of the Domestication, shall be converted into one (1) share of Investcorp Common Stock and (ii) the governing documents of Investcorp shall be the New Investcorp Certificate and the New Investcorp Bylaws until subsequently amended. Company will reasonably cooperate with Investcorp with respect to the Domestication.

1.2 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, Merger Sub and the Company shall consummate the Merger, under which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger, is sometimes referred to as the “Surviving Company” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Company).

1.3 Effective Time. The Parties shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DLLCA. At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.5 Intentionally Omitted.

1.6 Company Organizational Documents. At the Effective Time, the Organizational Documents of the Company, each as in effect immediately before the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Merger Sub, as in effect immediately before the Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of the Surviving Company, except that the name of the Surviving Company in such Organizational Documents shall be amended to be “Nexxbuild Subsidiary Company.”

1.7 Intentionally Omitted.

1.8 Amended Investcorp Charter. Effective upon the Effective Time, Investcorp shall amend the existing Investcorp Organizational Documents, which shall, among other matters, (i) provide that the name of Investcorp shall be changed to “Nexxbuild Corporation”, or such other name as mutually agreed to by the Parties, (ii) provide for size and structure of the New Investcorp Board in accordance with Section 5.17, and (iii) remove and change certain provisions related to Investcorp’s status as a blank check company.

1.9 Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from Investcorp, in the aggregate, a number of shares of Investcorp Common Stock with an aggregate value equal to $55,000,000.00 (the “Merger Consideration”) subject to a dollar for dollar adjustment for any Additional Financing and each share of Investcorp Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Members in accordance with their respective Pro Rata Shares.

1.10 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of Investcorp or Merger Sub all Company Membership Interest issued and outstanding immediately before the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Member being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11. As of the Effective Time, each Company Member shall cease to have any other rights in and to the Company or the Surviving Company.

1.11 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Before the Effective Time, Investcorp shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”). At or before the Effective Time, Investcorp shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or before the Effective Time, Investcorp shall send, or shall cause the Exchange Agent to send, to each Company Member, a letter of transmittal for use in such exchange, in the form mutually agreed to by Investcorp and the Company (a “Letter of Transmittal”) for use in such exchange.

(b) Each Company Member shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Membership Interest, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or Investcorp.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Membership Interest is registered immediately before the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Membership Interest shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately before the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if applicable, counterparts to a lock-up agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Investcorp and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Membership Interest. No dividends or other distributions declared or made after the date of this Agreement with respect to Investcorp Common Stock with a record date after the Effective Time will be paid to the holders of any Company Membership Interest that have not yet been surrendered their Company Membership Interest and provided the other Transmittal Documents. Subject to applicable Law, following the delivery of the Transmittal Documents, Investcorp shall promptly deliver to the record holders, without interest, the certificates representing Investcorp Common Stock issued in exchange and the amount of any such dividends or other distributions with a record date after the Effective Time paid with respect to such Investcorp Common Stock.

(e) All securities issued shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Membership Interest. Any portion of the Merger Consideration made available to the Exchange Agent under Section 1.11(a) that remains unclaimed by Company Members two (2) years after the Effective Time shall be returned to Investcorp, upon demand, and any such Company Member who has not exchanged its Company Membership Interest for the applicable portion of the Merger Consideration in accordance with this Section 1.11 before that time shall thereafter look only to Investcorp for payment of the portion of the Merger Consideration in respect of such shares of Company Membership Interest without any interest (but with any applicable dividends paid). Notwithstanding the foregoing, none of the Surviving Company, Investcorp or any Party shall be liable to any Person for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

(f) Notwithstanding anything to the contrary, no fraction of a share of Investcorp Common Stock will be issued by virtue of the Merger or the Contemplated Transactions, and each Person who would otherwise be entitled to a fraction of a share of Investcorp Common Stock (after aggregating all fractional shares of Investcorp Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Investcorp Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Investcorp Common Stock.

1.12 Tax Treatment. For federal income tax purposes, the Domestication is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the transfer of Company Securities held by the Company Security Holders in exchange for Investcorp Common Stock is intended to be a tax-deferred exchange to the Company Security Holders under Section 351(a) of the Code (the “Intended Tax Treatment”).

1.13 Effect of Transaction on Merger Sub Membership Interest. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of Investcorp or Merger Sub, each unit of Merger Sub membership interest outstanding immediately before the Effective Time shall be converted into an equal number of units of membership interest of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding units of membership interest of the Surviving Company.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the members and managers of the Company and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.15 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Investcorp, Merger Sub, the Company, the Surviving Company, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Investcorp, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to any stockholder or member is subject to deduction or withholding, then Investcorp shall (i) provide notice to such stockholder or member as soon as reasonably practicable after such determination and (ii) cooperate with such stockholder or member to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely), date and time to be agreed upon by Investcorp and the Company, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Founder Share Haircut. Before or concurrently with the signing of this Agreement, Investcorp will use 1,200,000 Founder Shares to secure non redemption agreements from public stockholders of Investcorp (the “Investcorp Non-Redemption”). Following the Investcorp Non-Redemption, the Sponsor shall forfeit or surrender for cancellation in connection with a business combination, 70% of the remaining Investcorp Common Stock held by the Sponsor as of the Signing Date (the “Founder Share Haircut”). For the avoidance of doubt, affiliates of Investcorp, retains all redemption rights with respect to the public redeemable SPAC shares held by those entities.

2.3 Founder Warrant Haircut. The Sponsor shall forfeit or surrender for cancellation in connection with a business combination, 70% of the remaining Old Investcorp Private Warrants held by the Sponsor as of the Signing Date (the “Founder Warrant Haircut”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTCORP

Investcorp represents and warrants to Company that the statements contained in this Section are true and correct on and as of the Signing Date and as of the Closing Date, except as otherwise set forth in this Agreement, Investcorp’s SEC Reports filed or submitted on or before the Signing Date (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or in the disclosure schedule accompanying this Agreement and made part of this Agreement (the “Investcorp Disclosure Schedules”). From the Signing Date until the Closing Date, Investcorp shall update the Investcorp Disclosure Schedules, as necessary, so that the representations and warranties set forth in this Section are true and correct as of the Closing Date, or in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

3.1 Organization and Standing. Investcorp is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be a Delaware corporation following the Domestication. Investcorp has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Investcorp is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Investcorp. Investcorp has previously made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Investcorp is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Investcorp has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Investcorp’s obligations and to consummate the Contemplated Transactions, subject to obtaining the Required Investcorp Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of Investcorp, and (b) other than the Required Investcorp Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Investcorp are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which Investcorp is a party shall be when delivered, duly and validly executed and delivered by Investcorp and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties, constitutes, or when delivered shall constitute, the valid and binding obligation of Investcorp, enforceable against Investcorp in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3 of the Investcorp Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Investcorp is required to be obtained or made in connection with the execution, delivery or performance by Investcorp of this Agreement and each Ancillary Document to which it is a party or the consummation by Investcorp of the Contemplated Transactions, other than (a) under Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the related rules and regulations, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Investcorp.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4 of the Investcorp Disclosure Schedules, the execution and delivery by Investcorp of this Agreement and each Ancillary Document to which it is a party, the consummation by Investcorp of the Contemplated Transactions, and compliance by Investcorp with any of the related provisions, will not (a) conflict with or violate any provision of Investcorp’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3, and the waiting periods having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Investcorp or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Investcorp under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Investcorp under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Investcorp Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Investcorp.

3.5 Capitalization.

(a) Before giving effect to the Domestication, Investcorp is authorized to issue (i) 400,000,000 shares of Old Investcorp Class A Common Stock, (ii) 40,000,000 shares of Old Investcorp Class B Common Stock, and (iii) 1,000,000 shares of Old Investcorp Preferred Stock. The issued and outstanding Old Investcorp Securities as of the date of this Agreement are set forth on Schedule 3.5(a) of the Investcorp Disclosure Schedules. As of the Signing Date, there are no issued or outstanding Investcorp preferred shares. All outstanding shares of Old Investcorp Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act of the Cayman Islands, Investcorp’s Organizational Documents or any Contract to which Investcorp is a party. None of the outstanding Old Investcorp Securities have been issued in violation of any applicable securities Laws.

(b) Before giving effect to the Merger, the authorized equity interest of Merger Sub consist solely of limited liability company interest, all of which are held directly by Investcorp. Before giving effect to the Merger, Investcorp does not have any Subsidiaries or own any equity interests in any other Person, except Merger Sub and Investcorp Merger Sub, Inc, a Delaware corporation previously formed for the purposes of effectuating a business combination.

(c) Except as set forth on Schedule 3.5(c) of the Investcorp Disclosure Schedules, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Investcorp or (B) obligating Investcorp to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Investcorp to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Investcorp to repurchase, redeem or otherwise acquire any shares of Investcorp or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Investcorp is a party with respect to the voting of any shares of Investcorp.

(d) All Indebtedness of Investcorp as of the Signing Date is disclosed on Schedule 3.5(d) of the Investcorp Disclosure Schedules. No Indebtedness of Investcorp contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Investcorp or (iii) the ability of Investcorp to grant any Lien on its properties or assets.

(e) Since the date of formation of Investcorp, and except as contemplated by this Agreement, Investcorp has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Investcorp’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Investcorp Financials.

(a) Except as set forth on Schedule 3.6(a), Investcorp, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Investcorp with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Investcorp has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Investcorp’s annual reports on Form 10-K for each fiscal year of Investcorp beginning with the first year Investcorp was required to file such a form, (ii) Investcorp’s quarterly reports on Form 10-Q for each fiscal quarter that Investcorp filed such reports to disclose its quarterly financial results in each of the fiscal years of Investcorp referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Investcorp with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the related rules and regulations and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed under the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of Investcorp contained or incorporated by reference in the SEC Reports (the “Investcorp Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Investcorp at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Investcorp Financials, Investcorp has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Investcorp Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Investcorp’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7 of the Investcorp Disclosure Schedules, Investcorp has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for its initial business combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on Investcorp.

3.8 Compliance with Laws. Investcorp is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Investcorp, and Investcorp has not received written notice alleging any violation of applicable Law in any material respect by Investcorp.

3.9 Actions; Orders; Permits. There is no pending or, to the Investcorp’s Knowledge, threatened material Action to which Investcorp is subject which would reasonably be expected to have a Material Adverse Effect on Investcorp. There is no material Action that Investcorp has pending against any other Person. Investcorp is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Investcorp holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Investcorp.

3.10 Taxes and Returns.

(a) Each of Investcorp and Merger Sub have timely filed, or caused to be timely filed, all material federal, state, local, and foreign Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Investcorp Financials have been established in accordance with GAAP. Schedule 3.10 of the Investcorp Disclosure Schedules sets forth each jurisdiction where Investcorp files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Investcorp in respect of any Tax, and Investcorp has not been notified in writing of any proposed Tax claims or assessments against Investcorp (other than, in each case, claims or assessments for which adequate reserves in Investcorp Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Investcorp’s assets, other than Permitted Liens. Investcorp has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Investcorp for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) There is no Action currently pending or, to the Investcorp’s Knowledge, threatened in writing against Investcorp by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither Investcorp nor Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Investcorp’s Knowledge, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Investcorp or Merger Sub in respect of any Tax, and neither Investcorp nor Merger Sub have been notified in writing of any proposed Tax claims or assessments against it (other than, in each case claims or assessments for which adequate reserves in Investcorp Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of Investcorp’s or Merger Sub’s assets, other than Permitted Liens.

(e) Since the date of its formation, Investcorp has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f) Neither Investcorp nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by either Investcorp or Merger Sub for any extension of time to file any Tax Returns or within which to pay any Taxes shown to be due on any Tax Return.

(g) Investcorp is, and has always been, resident only in its jurisdiction of organization for Tax purposes (including its jurisdiction of organization immediately after the Domestication) and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(h) Investcorp has not made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) Investcorp has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in Investcorp Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither Investcorp nor Merger Sub are a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Investcorp with respect to any period following the Closing Date.

(j) Neither Investcorp nor Merger Sub: (i) have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Investcorp is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the Signing Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Investcorp is or was the common parent corporation.

(k) Investcorp and Merger Sub have not taken or agreed to take any action, and do not have any reason to believe that any conditions exist with respect to Investcorp or Merger Sub that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 5.10. Without limiting the generality of the preceding sentence, Merger Sub was formed solely to facilitate the transactions contemplated by this Agreement and has never had any activities, assets or liabilities other than in connection with such transactions.

(l) Immediately, after the consummation of the Merger and taking into account any changes in facts or circumstances expected or reasonably expected to occur pursuant to any plan or arrangement in place at the time of the Merger, Investcorp will not be an “investment company” as defined in Section 351(e) of the Code.

(m) As of the effective date of the Domestication, the Domestication of Investcorp met all applicable requirements to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

3.11 Employees and Employee Benefit Plans. Investcorp (a) does not have any employees, nor has it previously had any employees, and (b) neither currently maintains, sponsors, contributes to, or has an obligation to contribute to or otherwise has any Liability under or with respect to any Benefit Plans, nor previously maintained, sponsored, contributed to, or had an obligation to contribute to, or otherwise ever had any Liability under or with respect to any Benefit Plans.

3.12 Properties. Investcorp does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Investcorp does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a) of the Investcorp Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which Investcorp is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Investcorp on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Investcorp as its business is currently conducted, any acquisition of material property by Investcorp, or restricts in any material respect the ability of Investcorp to engage in business as currently conducted by it or compete with any other Person (each, a “Investcorp Material Contract”). All Investcorp Material Contracts have been made available to the Company.

(b) With respect to each Investcorp Material Contract: (i) Investcorp Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Investcorp Material Contract is legal, valid, binding and enforceable in all material respects against Investcorp and, to the Investcorp’s Knowledge, the other parties, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Investcorp is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Investcorp, or permit termination or acceleration by the other party, under such Investcorp Material Contract; and (iv) to the Investcorp’s Knowledge, no other party to any Investcorp Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Investcorp under any Investcorp Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 of the Investcorp Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Investcorp and any (a) present or former director, officer or employee or Affiliate of Investcorp, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Investcorp’s outstanding capital stock as of the Signing Date.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. Investcorp is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17 Finders and Brokers. Except as set forth on Schedule 3.17 of the Investcorp Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Investcorp, the Company or any of their respective Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Investcorp.

3.18 Ownership of Merger Consideration. All shares of Investcorp Common Stock to be issued and delivered to the Company Members as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Investcorp Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable lock-up agreement, and any Liens incurred by any Company Member, and the issuance and sale of such Investcorp Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither Investcorp, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Investcorp, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Investcorp or assist it in connection with any actual or proposed transaction.

(b) The operations of Investcorp are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Investcorp with respect to any of the foregoing is pending or, to the Investcorp’s Knowledge, threatened.

(c) None of Investcorp or any of its directors or officers, or, to the Investcorp’s Knowledge, any other Representative acting on behalf of Investcorp is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Investcorp has not, in the last 3 fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 of the Investcorp Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Investcorp relating to Investcorp or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Investcorp is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Investcorp’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Investcorp. Investcorp has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Investcorp.

3.21 Trust Account. As of the Signing Date, Investcorp has approximately $23,800,000 in the Trust Account held in trust by the Trustee under the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Investcorp has complied in all respects with the terms of the Trust Agreement and is not in breach or default and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Investcorp or, to the knowledge of Investcorp, by the Trustee. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in Investcorp’s SEC Reports to be inaccurate in any material respect and/ or that would entitle any Person to any portion of the proceeds in the Trust Account. Before the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Investcorp Common Stock in accordance with Investcorp’s Organizational Documents.

3.22 Litigation. There is no (a) Action of any nature currently pending or, to Investcorp’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Investcorp’s Knowledge, threatened in the past 3 years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past 3 years, in either case of (a) or (b) by or against any of Investcorp, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Investcorp must be related to Investcorp’ business, equity securities or assets), its business, equity securities or assets. In the past 3 years, none of the current or former officers, senior management or directors of Investcorp have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

3.23 Independent Investigation. Investcorp has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Investcorp acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Investcorp under this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Investcorp, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.24 No Other Representations and Warranties. Investcorp acknowledges that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its respective Subsidiaries makes any express or implied representation or warranty with respect to the Company or its respective Subsidiaries or with respect to any other information provided to Investcorp or Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Article IV (in each case as qualified and limited by the Company Disclosure Schedule)) none of Investcorp, or Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company represents and warrants to Investcorp that the statements contained in this Section are true and correct on and as of the Signing Date and as of the Closing Date, except as otherwise set forth in this Agreement or in the disclosure schedule accompanying this Agreement and made part of this Agreement (the “Company Disclosure Schedules”). From the Signing Date until the Closing Date, Company shall update the Company Disclosure Schedules, as necessary, so that the representations and warranties set forth in this Section are true and correct as of the Closing Date, or in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

4.1 Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the DLLCA and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has provided to Investcorp accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations and to consummate the Contemplated Transactions, subject to obtaining the Required Company Member Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s manager in accordance with the Company’s Organizational Documents, the DLLCA, any other applicable Law or any Contract to which the Company or any of its members is a party or by which it or its securities are bound and (b) other than the Required Company Member Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s manager, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other Contemplated Transactions are advisable, fair to, and in the best interests of, the Company, its Subsidiaries and its members, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DLLCA, (iii) directed that this Agreement be submitted to the Company Members for adoption and (iv) resolved to recommend that the Company Members adopt this Agreement.

4.3 Capitalization.

(a) The authorized equity interest of the Company consists solely of units of limited liability membership interest held by the members set forth on Schedule 4.3(a). Besides the foregoing and the Company Convertible Notes, there are no other warrants, options or rights entitling any other Person to Company Membership Interest. Before giving effect to the transactions contemplated by this Agreement, all of Company Membership Interest is owned free and clear of any Liens other than those imposed under the Company Organizational Documents. All of the membership interest of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the DLLCA, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no membership interest of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no Company Convertible Notes or other convertible securities, or any preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Company’s Knowledge, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 No Subsidiaries. Except as set forth of Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any interest in any shares, equity or debt securities or other ownership interest in any other Person and is not obligated to make any investment in or capital contribution to any other Person. The Company is not a party to any Contract to acquire any shares, securities or other ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions other than (a) such filings as are expressly contemplated by this Agreement or (b) under Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which any of the Company are or are required to be a party or otherwise bound, and the consummation by any of the Company of the Contemplated Transactions and compliance by any of the Company with any of the provisions, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5, the waiting periods having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any of the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

4.7 Financial Statements.

(a) “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes) consisting of the consolidated balance sheets of as of December 31, 2024, and the related income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended (collectively, the “Unaudited Company Financials”). True and correct copies of the Company Financials will be provided to Investcorp before Closing. The Company Financials will (i) accurately reflect the books and records of Company as of the times and for the periods, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, and (iv) fairly present in all material respects the consolidated financial position of Company as of the respective dates and the consolidated results of the operations and cash flows of Company for the periods indicated in accordance with GAAP. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Intentionally Omitted.

(c) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with GAAP: (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any of the Company. Neither the Company nor any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any of the Company have engaged in questionable accounting or auditing practices.

(d) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d) of the Company Disclosure Schedules, which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 4.7(d) of the Company Disclosure Schedules, no Indebtedness of any of the Company contain any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any of the Company, or (iii) the ability of any of the Company to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 4.7(e) of the Company Disclosure Schedules, the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company contained in the Company Financials in accordance with GAAP or (ii) not material and that were incurred after the interim balance sheet date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Investcorp or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(g) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Company’s Knowledge, fully collectible according to their terms in amounts not less than the aggregate amounts carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, since December 31, 2023, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. Company is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Company, and Company has not received written notice alleging any violation of applicable Law in any material respect by Company.

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any of the Company), hold all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Investcorp true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10 of the Company Disclosure Schedules. To the Company’s Knowledge, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Company’s Knowledge, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules., there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past 3 years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past 3 years, in either case of (a) or (b) by or against any of the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’ business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11 of the Company Disclosure Schedules, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past 3 years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Investcorp (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which the Company is a party or by which any of the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules., a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to the Company, in each instance, which are material to the business and operations of the Company, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any of the Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date in excess of $100,000;

(x) is between the Company and any director, officer, or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including under any joint venture);

(xii) relates to a material settlement entered into within three (3) years before the date of this Agreement or under which any of the Company have outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than any of the Company or any manager, director or officer of any of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any of the Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 under Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Company’s Knowledge, each other party, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party, under such Company Material Contract; (iv) to the Company’s Knowledge, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any of the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party to terminate such Company Material Contract or amend the terms, other than modifications in the ordinary course of business that do not adversely affect any of the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company, or the Company is the applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Trademarks owned or purported to be owned by the Company. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses”), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Registered IP and other Company-owned Intellectual Property. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Company has recorded all necessary assignments of Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Company’s Knowledge, is any other party, in breach or default, nor has any event occurred that with notice or lapse of time or both would constitute a default. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than rejections issued during the ordinary course of prosecution. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which any of the Company is the licensor (each, an “Outbound IP License”). The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Company’s Knowledge, is any other party, in breach or default, nor has any event occurred that with notice or lapse of time or both would constitute a default.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Company’s Knowledge, is there any reasonable basis for any such Action. The Company has not received any written or, to the Company’s Knowledge, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any of the Company, nor to the Company’s Knowledge is there a reasonable basis for such a claim. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by any of the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by any of the Company. To the Company’s Knowledge, the Company is not currently infringing, nor has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Company’s Knowledge, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past 3 years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any of the Company (“Company IP”) in any material respect.

(e) Except where such rights transfer to the Company by operation of law, all officers, directors, employees, and independent contractors of any of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for any of the Company by such Persons and, where necessary, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of any of the Company have claimed any ownership interest in any Intellectual Property owned by any of the Company. To the Company’s Knowledge, there has been no violation of the Company policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by any of the Company. The Company has made available to Investcorp true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of any of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of any of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Company’s Knowledge, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Company’s Knowledge, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 4.13(g) of the Company Disclosure Schedules the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(h) Schedule 4.13(h) of the Company Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has materially complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All of the Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past 3 years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Company’s Knowledge, threatened against any of the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority nor has it been notified in writing or, to the Company’s Knowledge, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any of the Company’ assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by any of the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any of the Company with respect to any period following the Closing Date.

(j) The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the Signing Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

4.15 Real Property. Schedule 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by any of the Company for the operation of the business of any of the Company, and of all related current leases, lease guarantees, agreements and documents, including all amendments, terminations and modifications or waivers (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Investcorp a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Company’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own and have never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by any of the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements, including all amendments, terminations and modifications or waivers (“Company Personal Property Leases”). Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than any of the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to any of the Company. The Company has provided to Investcorp a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Company’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the interim balance sheet date included in the Company Financials and (d) Liens set forth on Schedule 4.17 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted.

4.18 Employee Matters.

(a) The Company is not a party to any collective bargaining agreement or other Contract with a labor organization or other representative of a group of employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Company’s Knowledge, been threatened any strike, slow-down, picketing, work-stoppage, or other similar group labor activity with respect to any such employees, consultant, independent contractor, officer, or manager of the Company. Schedule 4.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Company’s Knowledge, threatened between any of the Company and Persons employed by or by individuals providing services as independent contractors to the Company. No current officer of the Company has provided the Company written or, to the Company’s Knowledge, oral notice of his or her plan to go on a leave of absence or terminate his or her employment with the Company.

(b) The Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively, “Employment Laws”), and has not received written or, to the Company’s Knowledge, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to pay wages past due, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, individual independent contractors or individual consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened against any of the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to Employment Laws, or alleging breach of any express or implied contract of employment, or wrongful termination of employment, or alleging any other discriminatory or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of a date not more than five (5) days before the Signing Date of all employees of the Company, showing for each as of such date (i) the employee’s name, job title or description, employing entity, primary work location, and base salary or wage rate, and (ii) any bonus, commission or other cash remuneration other than salary paid during the fiscal year ended December 31, 2024. Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedules (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) to the Company’s Knowledge, it has paid in full to all Company employees all wages, salaries, commission, bonuses and other compensation due to Company employees, including overtime compensation, and the Company does not have any overdue obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral Contract. Except as set forth in Schedule 4.18(c) of the Company Disclosure Schedules, the employees of the Company have entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement (whether under a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Investcorp by the Company.

(d) Schedule 4.18(d) of the Company Disclosure Schedules contains a list of all independent contractors currently engaged by the Company who received in the last twelve (12) months, or are entitled to receive in the next twelve (12) months, more than $75,000 in cash compensation from the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with any of the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights with the Company, a copy of which has been provided to Investcorp by the Company. For the purposes of applicable Law, all independent contractors who are currently or within the last five (5) years have been engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable by the Company on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance, a termination fee or a similar obligation.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19 of the Company Disclosure Schedules is a true and complete list of each material Company Benefit Plan of the Company as of the Signing Date.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, each Company Benefit Plan is and has been operated in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement, and to the Company’s Knowledge, no fact exists which would reasonably be likely to adversely affect the qualified status of such Company Benefit Plans.

(c) With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary) of the Company, the Company has provided to Investcorp accurate and complete copies, if applicable, of: (i) the text of the current Company Benefit Plan and related trust agreements or annuity Contracts (including any amendments, modifications or supplements); (ii) the most recent summary plan descriptions and material modifications; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules; (iv) the most recent nondiscrimination testing report; (v) the most recent determination letter received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material communications in the past three (3) years with any Governmental Authority (excluding routine filing of reports).

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole, with respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected under a statutory or administration exemption; and (iii) all material contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA.

(f) Except as set forth in Schedule 4.19(f) of the Company Disclosure Schedules, there is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G of the Code would not be deductible by the Company and no arrangement exists under which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) Except as set forth in Schedule 4.19(g) of the Company Disclosure Schedules the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any employee of the Company to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any employee of the Company.

(h) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20 Environmental Matters. Except as set forth in Schedule 4.20 of the Company Disclosure Schedules:

(a) During the past three (3) years, Company has been, and has conducted the Business, in compliance in all material respects with all Environmental Laws and has not received any written notice of any noncompliance with any Environmental Law or any Liability or Remedial Action or corrective obligation or any Legal Proceeding.

(b) There is no Release or, to the Knowledge of Company, threat of Release of any Hazardous Materials at or in the vicinity of the Company properties.

(c) Company has not received written notice of, or has any Knowledge of, (i) an environmental condition at any Company property; and (ii) Company has not, at any time, released or allowed or arranged for any third party to Release, Hazardous Materials to, at or upon any Company property that, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state Law, has been placed on the National Priorities List or its state Law equivalent or as to which the United States Environmental Protection Agency or any relevant state agency or other Governmental Authority has notified Company that it has proposed or is proposing to place on the National Priorities List or such state law equivalent.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity of the Company, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of the Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance. All material insurance policies pertaining to the Business, except insurance policies underlying Company Benefit Plans are listed on Schedule 4.22 of the Company Disclosure Schedules and are in full force and effect on the Signing Date. Company has delivered to Investcorp true, correct, and complete copies of any material insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed within the last two (2) years and, to the Knowledge of Company, no threat has been made to cancel or not renew any insurance policy of Company. Company has delivered to Investcorp: (i) all material insurance claims history during the past three (3) years; and (ii) a to the Knowledge of Company, a list of all pending insurance claims. None of the insurers under any such insurance policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. To the Knowledge of Company, Company does not have any Liability for retrospective premium adjustments under any insurance policies.

4.23 Interested Party Transactions. Except as set forth in Schedule 4.23 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the business (all of which are set forth in the Company Disclosure Schedule), no director, officer or other affiliate of Company has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, Company, any goods or services; (c) a beneficial interest in any Company Material Contract; or (d) any contractual or other arrangement with Company, other than customary indemnity arrangements. Company has not, since January 1, 2023, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent) of Company, or (ii) modified any term of any such extension or maintenance of credit.

4.24 Finders and Brokers. Except as set forth in Schedule 4.24 of the Company Disclosure Schedules, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.25 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Investcorp and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Investcorp for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of Investcorp set forth in Agreement (including the related portions of Investcorp Disclosure Schedules) and in any certificate delivered to the Company; and (b) neither Investcorp nor any of its Representatives have made any representation or warranty as to Investcorp or this Agreement, except as expressly set forth in this Agreement (including the related portions of Investcorp Disclosure Schedules) or in any certificate delivered to the Company.

4.26 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Investcorp’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Investcorp or its Affiliates.

4.27 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained not materially misleading.

ARTICLE V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, Investcorp and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Investcorp or its Representatives may reasonably request regarding the Company and its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority under the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Investcorp and its Representatives in their investigation; provided, however, that Investcorp and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and the Company shall not be required to provide information it reasonably determines that it cannot provide as a matter of Law, Contract, or protection of attorney-client or similar privilege. No information or knowledge obtained by Investcorp in any investigation conducted under the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Investcorp.

(b) During the Interim Period, subject to Section 5.15, Investcorp shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Investcorp or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Investcorp, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority under the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Investcorp’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Investcorp or any of its Subsidiaries. No information or knowledge obtained by the Company in any investigation conducted under the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of Investcorp set forth in this Agreement or otherwise impair the rights and remedies available to the Company.

5.2 Conduct of Business of the Company.

(a) Unless Investcorp shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of the key employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of Investcorp (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than under the vesting, settlement or exercise of Company Convertible Notes outstanding as of the Signing Date);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than under the vesting, settlement or exercise of Company Convertible Notes outstanding as of the Signing Date);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) (A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable Law, under the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP (excluding non-exclusive licenses of Company IP to the Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than under the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and use commercially reasonable efforts to maintain all insurance policies of the Company or equivalent substitutes; or

(xxv) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of Investcorp.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3 of the Investcorp Disclosure Schedules, Investcorp shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Investcorp and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Investcorp from extending, in accordance with Investcorp’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its initial business combination, and no consent of any other Party shall be required.

(b) Without limiting the generality of Schedule 5.3 of the Investcorp Disclosure Schedules and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.3 of the Investcorp Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Investcorp shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 5.3(b)(iv) shall not prevent Investcorp from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, up to an aggregate additional Indebtedness during the Interim Period of $750,000);

(v) enter into or establish any Benefit Plan;

(vi) make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust;

(viii) terminate, waive or assign any right under any material Investcorp Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Investcorp’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business;

(xv) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of Investcorp Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xix) create any consensual liens on any property or assets of Investcorp;

(xx) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxi) other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of Investcorp, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Investcorp, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of Investcorp; or

(xxii) agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

5.4 Annual and Interim Financial Statement. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to Investcorp unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Company for the period from the interim balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the Signing Date through the Closing Date, the Company will also promptly deliver to Investcorp copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

5.5 Investcorp Public Filings. During the Interim Period, Investcorp will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to (a) cause the Investcorp Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, and (b) satisfy any applicable initial listing requirements of Nasdaq before the Effective Time; provided, that the Parties acknowledge that from and after the Closing, the Parties intend to list on Nasdaq only Investcorp Common Stock and Investcorp Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Investcorp and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving Investcorp, provided that an Acquisition Proposal or an Alternative Transaction does not include any transaction intended to serve as a capital raising transaction.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Investcorp, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions (including a copy if in writing or a written summary if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Investcorp, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Investcorp (other than to engage in the Merger), communicate such information to any third party, take any other action with respect to Investcorp in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at the Company’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested under Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether before the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. If any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Before the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding the foregoing, nothing in this Section 5.9 shall require, or be construed to require any of the Parties or their respective affiliates to agree to (i) sell, license, hold separate, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests; (ii) terminate, amend or assign any existing relationships and contractual rights or obligations, (iii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, interests, or relationships; or (iv) any modification or waiver of the terms and conditions of this Agreement.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as an exchange within the meaning of Section 351(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as an exchange within the meaning of Section 351(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as an exchange within the meaning of Section 351(a) of the Code. The Parties shall maintain their books and records and file or cause to be filed all federal, state and local income Tax Returns and schedules in a manner consistent with this Section 5.10 and the Intended Tax Treatment, except as otherwise required by a change in applicable Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

(b) Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the Merger will be paid by Investcorp when due, and Investcorp will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(c) Without the prior written consent of the Company Representative, Investcorp, the Company, and their respective Affiliates shall not, with respect to any pre-Closing Tax period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case, that would have, or reasonably be expected to have, the effect of (1) increasing the Tax liability of any of the Company in respect of any pre-Closing Tax period or portion or (2) increasing the Tax liability, or giving rise to other liabilities, on the part of any Company Security Holders.

(d) Investcorp and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company, the making of any election related to Taxes of or with respect to the Company, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to the Company, Investcorp and the Company will cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company.

5.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the Signing Date, Investcorp shall cause to be prepared with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”) in connection with the registration under the Securities Act of Investcorp Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Investcorp stockholders for the matters to be acted upon at Investcorp Special Meeting and providing the Public Stockholders an opportunity in accordance with Investcorp’s Organizational Documents and the IPO Prospectus to have their shares of Investcorp Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on Investcorp Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Investcorp stockholders to vote, at a special meeting of Investcorp stockholders to be called and held for such purpose (the “Investcorp Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Contemplated Transactions or referred to in this Agreement, including the Merger, by the holders of shares of Investcorp Common Stock in accordance with Investcorp’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the Domestication, including the adoption and approval of the Amended Investcorp Charter, (iii) the appointment of the members of the New Investcorp Board in accordance with Section 5.17, (iv) the adoption and approval of Investcorp Equity Incentive Plan and any equity grants, to the extent required, (v) such other matters as the Company and Investcorp shall later mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Investcorp Stockholder Approval Matters”), and (vi) the adjournment of Investcorp Special Meeting, if necessary or desirable in the reasonable determination of Investcorp. If on the date for which Investcorp Special Meeting is scheduled, Investcorp has not received proxies representing a sufficient number of shares to obtain the Required Investcorp Stockholder Approval, whether or not a quorum is present, Investcorp may make one or more successive postponements or adjournments of Investcorp Special Meeting. In connection with the Registration Statement, Investcorp will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Investcorp’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Investcorp shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement before filing the same with the SEC. The Company shall provide Investcorp with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Investcorp shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, Investcorp Special Meeting and the Redemption. Each of Investcorp and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Investcorp and, after the Closing, Investcorp Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Investcorp shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Investcorp stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Investcorp’s Organizational Documents.

(c) Investcorp, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Investcorp shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Investcorp or its Representatives receive from the SEC or its staff with respect to the Registration Statement, Investcorp Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Investcorp shall distribute the Registration Statement to Investcorp’s stockholders and the Company Members, and, shall call Investcorp Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Investcorp shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Investcorp’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies, the calling and holding of Investcorp Special Meeting and the Redemption.

5.13 Company Member Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its members in order to obtain the Required Company Member Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Members proxies in favor of the Required Company Member Approval before such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Member Approval.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Investcorp and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Investcorp shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Investcorp shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company Representative and Investcorp Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Contemplated Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Contemplated Transactions.

5.15 Confidential Information.

(a) The Company and the Company Representative agrees that during the Interim Period and, if this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Investcorp Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations, enforcing their rights, or in furtherance of their authorized duties on behalf of Investcorp or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Investcorp Confidential Information without Investcorp’s prior written consent; and (ii) if the Company, the Company Representative or any of their respective Representatives, during the Interim Period or, if this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Investcorp Confidential Information, (A) provide Investcorp to the extent legally permitted with prompt written notice of such requirement so that Investcorp or an Affiliate may seek, at Investcorp’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) if such protective Order or other remedy is not obtained, or Investcorp waives compliance with this Section 5.15(a), furnish only that portion of such Investcorp Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Investcorp Confidential Information. If this Agreement is terminated and the Contemplated Transactions are not consummated, the Company and the Company Representative shall, and shall cause their respective Representatives to, promptly deliver to Investcorp or destroy (at Investcorp’s election) any and all copies (in whatever form or medium) of Investcorp Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other related writings; provided, however, that the Company and the Company Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Investcorp Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Investcorp agrees that during the Interim Period and, if this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations or enforcing its rights), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) if Investcorp or any of its Representatives, during the Interim Period or, if this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) if such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. If this Agreement is terminated and the Contemplated Transactions are not consummated, Investcorp shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Investcorp’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other related writings; provided, however, that Investcorp and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Investcorp and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Documents and Information. After the Closing Date, Investcorp and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Investcorp Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Investcorp or its Subsidiaries (including the Company) without first advising Investcorp Representative in writing and giving Investcorp Representative a reasonable opportunity to obtain possession.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Investcorp to resign, so that effective as of the Closing, Investcorp’s board of directors (the “New Investcorp Board”) will consist of nine (9) individuals each chosen by the Company. At least five (5) members of the New Investcorp Board shall be required to qualify as an independent director under the relevant listing rules. The New Investcorp Board shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The board of directors of the Surviving Company immediately after the Closing shall be the same as the New Investcorp Board. At or before the Closing, Investcorp will provide each Investcorp Director with a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

(b) The Parties shall take all action necessary, including causing the executive officers of Investcorp to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Investcorp immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately before the Closing.

5.18 Investcorp Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Investcorp or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Investcorp or Merger Sub (the “Investcorp D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any Investcorp D&O Indemnified Person and Investcorp or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Investcorp shall cause the Organizational Documents of Investcorp and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Investcorp D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Investcorp and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of Investcorp D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

(b) For the benefit of Investcorp’s and Merger Sub’s directors and officers, Investcorp shall be permitted before the Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring before the Effective Time (the “Investcorp D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Investcorp’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Investcorp shall maintain Investcorp D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Investcorp shall timely pay or caused to be paid all premiums with respect to Investcorp D&O Tail Insurance.

5.19 Company Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the respective Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 5.19 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.19(a).

(b) For the benefit of the Company’s directors and officers, the Company shall, before the Effective Time, obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring before the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the Company D&O Tail Insurance.

5.20 Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, Investcorp or Merger Sub shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

5.21 Incentive Equity Plan. Before the Closing Date, Investcorp shall adopt, subject to approval of the shareholders of Investcorp, an incentive equity plan, in form and substance mutually acceptable to Investcorp and the Company that will represent approximately 10% of the outstanding common stock of Investcorp (the “Investcorp Equity Incentive Plan”), to be effective as of the Closing.

5.22 Section 16 Matters. Before the Effective Time, Investcorp shall take all reasonable steps as may be required to cause any acquisition or disposition of Investcorp Common Stock or any derivative that occurs or is deemed to occur by reason of or under the Merger by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Investcorp to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.23 Domestication. Subject to receipt of the Required Investcorp Stockholder Approval, before the Effective Time, Investcorp shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication in form and substance reasonably acceptable to Investcorp and the Company, together with Investcorp Certificate of Incorporation, (b) adopting Investcorp Bylaws, and (c) completing, making, and procuring all filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication.

5.24 Fairness Opinion. Before Closing, Investcorp shall obtain an opinion (the “Fairness Opinion”) from a financial advisor, in a form acceptable to the Company that the Merger Consideration is fair, from a financial point of view, to the Investcorp Stockholders and which opinion shall not have been withdrawn, revoked, or modified.

5.25 Funding. Within fifteen Business Days of the Signing Date, the Company shall enter into a private placement of equity or other alternative financing with Hanire for up to $36,000,000.00 (the “PIPE Funding”) which shall be applied prior to the Closing as follows (1) $250,000 initial forgivable loan to Investcorp for its working capital needs and (2) subsequent $250,000 forgivable loans to Investcorp every 60-days post Signing Date until Closing for working capital purposes that shall not exceed $750,000 in the aggregate (the “IVCB WC Loans”). The remaining amount of the PIPE Funding shall be available to the Company. For the avoidance of doubt, if the Contemplated Transactions are terminated due to a breach by Investcorp in accordance with Section 7.1, any funds advanced by Hanire to Investcorp for transaction expenses shall be repaid by Investcorp. If the Contemplated Transactions are terminated for any other reason except due to a breach by Investcorp, then the IVCB WC Loans shall be forgiven and Hanire shall have no right to repayment or equity interests or claim against Investcorp or its affiliates. Additionally, between the Signing Date and the Closing Date, Investcorp and/or the Company may mutually agree to raise or cause to be raised to increase cash Company’s balance sheet and pay cash transaction expenses. (the “Additional Financing”).

5.26 SEC Filings. Within ninety days of the Signing Date (the “Post-Signing Period”), Investcorp shall use commercially best efforts to ensure that all items set forth on Schedule 3.6(a) and required to be filed with the SEC under the Securities Act and/or the Exchange Act are filed with the SEC.

5.27 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for any Investcorp share redemption shall first be used to pay (in the following order) (i) any fees and expenses incurred in connection with this Agreement and the Contemplated Transactions subject to Section 7.3, (ii) any loans owed by Investcorp to any financing party, including the Sponsor for any Investcorp Transaction Expenses and any administrative costs and expenses incurred by or on behalf of Investcorp, (iii) any other Liabilities of Investcorp as of the Closing. Such amounts described in (i) – (iii) of the preceding sentence will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Investcorp.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described shall be subject to the satisfaction or written waiver (where permissible) by the Company and Investcorp of the following conditions:

(a) Required Investcorp Stockholder Approval. Investcorp Stockholder Approval Matters that are submitted to the vote of the stockholders of Investcorp at Investcorp Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Investcorp at Investcorp Special Meeting in accordance with Investcorp’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Investcorp Stockholder Approval”).

(b) Required Company Member Approval. The Company Special Meeting shall have been held in accordance with the DLLCA and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Members shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Contemplated Transactions, including the Merger (the “Required Company Member Approval”).

(c) Antitrust Laws. Any waiting period (and any extension) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Sections 3.5 and 4.6 shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the New Investcorp Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Nasdaq Listing. The Investcorp Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Investcorp set forth in this Agreement and in any certificate delivered by or on behalf of Investcorp shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Investcorp.

(b) Agreements and Covenants. Investcorp shall have performed in all material respects all of Investcorp’s obligations and complied in all material respects with all of Investcorp’s agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Investcorp Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Investcorp since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Investcorp shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Investcorp in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificate. Investcorp shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Investcorp’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Investcorp’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Contemplated Transactions, (C) evidence that the Required Investcorp Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Investcorp is or is required to be a party or otherwise bound.

(iii) Good Standing. Investcorp shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Investcorp certified as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of Investcorp’s jurisdiction of organization and from each other jurisdiction in which Investcorp is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Fairness Opinion. The Company shall have received the Fairness Opinion.

(v) Support Agreement. The Company shall have received the Sponsor’s duly executed Sponsor Agreement.

(vi) Lock-Up Agreement. The Company shall have received the Sponsor’s duly executed Investcorp Lock-Up Agreement.

(vii) Investcorp Registration Rights Agreement. The Company shall have received a copy of the Investcorp Registration Rights Agreement in a form mutually agreed to by the Company and Investcorp, duly executed by Investcorp.

(e) Trust Account. (i) Investcorp shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Investcorp, and all such funds shall be available to Investcorp in respect of all of the obligations of Investcorp set forth in this Agreement and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Investcorp.

(f) Equity Award Resolution. At least one day before Closing, Investcorp shall have delivered to the Company a written consent of the board of directors of Investcorp (or a duly appointed committee authorized to administer Investcorp Equity Incentive Plan), authorizing and approving the grant of awards of restricted stock units under Investcorp Equity Incentive Plan in an aggregate amount of up to ten percent (10%), which percentage and allocation of such grants shall be determined at the sole discretion of the Company, of Investcorp Common Stock on a fully-diluted basis (with, for the avoidance of doubt, restricted stock units representing the equivalent of one share of Investcorp Common Stock) to certain individuals that were executives, employees or individual service providers of the Company as of immediately before the Closing, which such awards shall be granted promptly after the filing and effectiveness of the registration statement on Form S-8 of Investcorp covering Investcorp Equity Incentive Plan, subject to such executives, employees or individual service providers’ continued service for Investcorp as of the grant date (the “Equity Award Resolution”).

6.3 Conditions to Obligations of Investcorp. In addition to the conditions specified in Section 6.1, the obligations of Investcorp and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Investcorp) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Company Lock-Up Agreement shall be in full force and effect in accordance with the terms as of the Closing.

(e) Funding. Investcorp shall have received all funding in accordance with Section 5.25.

(f) Company Financials. The Company shall have delivered to Investcorp the Company Financials Financials.

(g) Closing Deliveries.

(i) Officer Certificate. Investcorp shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to Investcorp a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately before the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other Contemplated Transactions, and the adoption of the Surviving Company Organizational Documents, and recommending the approval and adoption of the same by the Company Members at a duly called meeting of stockholders, (C) evidence that the Required Company Member Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Investcorp good standing certificates (or similar documents applicable for such jurisdictions) for all of the Company certified as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Transmittal Documents. The Exchange Agent shall have received from each Company Member the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(v) Resignations. Subject to the requirements of Section 5.17, Investcorp shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by Investcorp before the Closing.

(vi) Support Agreements. Investcorp shall have received a Support Agreement for such holders as determined by the Parties, duly executed by such holders and the Company.

(vii) Company Registration Rights Agreements. Investcorp shall have received a Company Registration Rights Agreement for such holders as determined by the Parties, duly executed by such holders.

(viii) Lock-Up Agreements. Investcorp shall have received a Company Lock-Up Agreement for such holders as determined by the Parties, duly executed by such holders.

6.4 Frustration of Conditions. Notwithstanding anything to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Company Member) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated, and the Contemplated Transactions may be abandoned at any time before the Closing as follows:

(a) by mutual written consent of Investcorp and the Company;

(b) by written notice by Investcorp or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by November 30, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Investcorp or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Investcorp, if (i) there has been a breach by Investcorp of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Investcorp shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Investcorp or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Company to Investcorp, if the conditions in Section 5.26 are not fulfilled during the Post-Signing Period;

(f) by written notice by Investcorp to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Investcorp shall not have the right to terminate this Agreement under this Section 7.1(f) if at such time Investcorp is in material uncured breach of this Agreement;

(g) by written notice by Investcorp to the Company, if a required payment under Section 5.25 is not received within 10 calendar days of its due date;

(h) by written notice by Investcorp to the Company, if there shall have been a Material Adverse Effect on the Company taken as a whole following the date of this Agreement which is uncured and continuing;

(i) by written notice by either Investcorp or the Company to the other, if Investcorp Special Meeting is held (including any adjournment or postponement) and has concluded, Investcorp’s stockholders have duly voted, and the Required Investcorp Stockholder Approval was not obtained;

(j) by written notice by either Investcorp or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement) and has concluded, the Company Members have duly voted, and the Required Company Member Approval was not obtained; or

(k) by written notice by either Investcorp or the Company to the other, if the Investcorp Common Stock is not approved for listing on Nasdaq.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and under a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement under Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing in this Agreement shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, before termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.6, the Parties’ sole right before the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement under Section 7.1.

7.3 Fees and Expenses. Subject to Sections 5.19, 5.26, 8.1, 9.13, and 9.14, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses; provided that, if the Closing occurs, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid first from the capital of Investcorp upon release of funds from the Trust Account and if the PIPE Funding is completed and there are remaining fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, Investcorp and the Company may use the PIPE Funding to pay for such additional fees and expenses. For the avoidance of doubt, Investcorp shall either obtain a waiver from the underwriters in its initial public offering of any deferred compensation or shall negotiate suitable reductions in any amounts due and provide for the payment of such amounts in equity of Investcorp.

ARTICLE VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Company Representative each represents and warrants that it has read the IPO Prospectus and understands that Investcorp has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Investcorp’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time) for the benefit of Investcorp’s public stockholders (including overallotment shares acquired by Investcorp’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Investcorp may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their shares of Investcorp Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Investcorp’s Organizational Documents to extend Investcorp’s deadline to consummate its initial business combination, (b) to the Public Stockholders if Investcorp fails to consummate a its initial business combination within eighteen (18) months after the closing of the IPO, subject to extension by amendment to Investcorp’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Investcorp after or concurrently with the consummation of its initial business combination. For and in consideration of Investcorp entering into this Agreement, the receipt and sufficiency of which is acknowledged, each of the Company, Merger Sub and the Company Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or the Company Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions, or make any claim against the Trust Account (including any distributions), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Investcorp or any of its Representatives, on the one hand, and the Company, Merger Sub, the Company Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and the Company Representative on behalf of itself and its Affiliates irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions) now or in the future and will not seek recourse against the Trust Account (including any distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Investcorp or its Affiliates). The Company, Merger Sub and the Company Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Investcorp and its Affiliates to induce Investcorp to enter in this Agreement, and each of the Company, Merger Sub and the Company Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or the Company Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Investcorp or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Investcorp or its Representatives, each of the Company, Merger Sub and the Company Representative acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions) or any amounts contained therein. If the Company, Merger Sub or the Company Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Investcorp or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions) or the Public Stockholders, whether in the form of money damages or injunctive relief, Investcorp and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, the Company Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, if Investcorp or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Investcorp or Merger Sub at or before the Closing, to:

Investcorp Europe Acquisition Corp I

Cricket Square Century Yard Elgin Avenue

PO Box 1111 George Town,

Grand Cayman KY1-1102 Cayman Islands

Attn: Vikas Mittal

Telephone No.:

Email:

with a copy (which will not constitute notice) to: Edelman Legal Advisory PLLC 400 Rella Blvd, Suite 165, Suffurn, NY 10901 Attn: Ari Edelman Telephone No.: (845) 533-3435 Email: info@edelmanlegal.com
If to Investcorp Representative, to: Vikas Mittal Cricket Square Century Yard Elgin Avenue PO Box 1111 George Town, Grand Cayman KY1-1102 Cayman Islands Telephone No.: Email:
If to the Company or the Surviving Company, to: Nexx HoldCo, LLC 155 Mt Vernon Hwy NE Suite 800 Atlanta, GA 30338 Attn: Michael Hanlon Telephone No.: Email:

with a copy (which will not constitute notice) to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn: Andy Tucker

Telephone No.: (202) 776 5248

Email: atucker@duanemorris.com

If to the Company Representative, to: Michael Hanlon 155 Mt Vernon Hwy NE Suite 800 Atlanta, GA 30338 Telephone No.: Email:

with a copy (which will not constitute notice) to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn: Andy Tucker

Telephone No.: (202) 776 5248

Email: atucker@duanemorris.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Investcorp and the Company (and after the Closing, Investcorp Representative and the Company Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations.

9.3 Third Parties. Except for the rights of the Investcorp D&O Indemnified Persons and the Company D&O Indemnified Persons set forth in Sections 5.18 and 5.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Contemplated Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Investcorp, the Company, Investcorp Representative and the Company Representative.

9.9 Waiver. Investcorp on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Representative on behalf of itself and the Company Members, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered under this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound (including by Investcorp Representative or the Company Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right shall operate as a waiver nor shall any single or partial exercise thereof preclude any other or further exercise of any other right. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Investcorp Representative.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to or the documents or instruments, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained.

9.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the word “if” and other words of similar import when used shall be deemed in each case to be followed by the phrase “and only if”; (f) the term “or” means “and/or”; (g) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Investcorp its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Investcorp or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Investcorp and its Representatives and Investcorp and its Representatives have been given access to the electronic folders containing such.

9.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Investcorp Representative.

(a) Investcorp, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, irrevocably appoints Vikas Mittal, in the capacity as Investcorp Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Investcorp Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Investcorp Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Investcorp Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Investcorp Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Investcorp Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred under the Contemplated Transactions, and any other out-of-pocket fees and expenses allocable or in any way relating to such Investcorp Representative Documents, including giving and receiving all notices and communications on behalf of such Person; provided, that the Parties acknowledge that Investcorp Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Investcorp Securities (other than the Company Security Holders immediately before the Effective Time and their respective successors and assigns). All decisions and actions by Investcorp Representative, including any agreement between Investcorp Representative and the Company, Company Representative, any Company Members, shall be binding upon Investcorp and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.13 are irrevocable and coupled with an interest. Investcorp Representative accepts its appointment and authorization as Investcorp Representative under this Agreement.

(b) Investcorp Representative shall not be liable for any act done or omitted under any Investcorp Representative Document as Investcorp Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted under the advice of counsel shall be conclusive evidence of such good faith. Investcorp shall indemnify, defend and hold harmless Investcorp Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of Investcorp Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of Investcorp Representative’s duties under any Investcorp Representative Document, including the reasonable fees and expenses of any legal counsel retained by Investcorp Representative. In no event shall Investcorp Representative in such capacity be liable under or in connection with any Investcorp Representative Document for any indirect, punitive, special or consequential damages. Investcorp Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies, and no Person shall have any Liability for relying on Investcorp Representative in the foregoing manner. In connection with the performance of its rights and obligations, Investcorp Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Investcorp, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Investcorp Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Investcorp Representative under this Section 9.13 shall survive the Closing and continue indefinitely.

(c) The Person serving as Investcorp Representative may resign upon ten (10) days’ prior written notice to Investcorp and the Company Representative, provided, that Investcorp Representative appoints in writing a replacement Investcorp Representative. Each successor Investcorp Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Investcorp Representative, and the term “Investcorp Representative” shall be deemed to include any such successor Investcorp Representatives.

9.14 Company Representative.

(a) Each Company Member, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, irrevocably constitutes and appoints Michael Hanlon, in the capacity of Company Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Company Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Company Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Company Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Company Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Company Representative Document (provided, that any such action, if material to the rights and obligations of the Company Members in the reasonable judgment of the Company Representative, will be taken in the same manner with respect to all Company Members unless otherwise agreed by each Company Member who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Company Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Company Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred under the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Members under this Agreement and to distribute the same to the Company Members in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Company Representative Document, including giving and receiving all notices and communications on behalf of such Person. All decisions and actions by the Company Representative, including any agreement between the Company Representative and Investcorp Representative or Investcorp shall be binding upon each Company Member and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Company Representative accepts its appointment and authorization as the Company Representative under this Agreement.

(b) Any other Person, including Investcorp Representative, Investcorp and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Company Representative as the acts of the Company Members under any Company Representative Documents. Investcorp Representative, Investcorp and the Company shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to (i) any payment instructions provided by the Company Representative or (ii) any other actions required or permitted to be taken by the Company Representative, and no Company shall have any cause of action against Investcorp Representative, Investcorp or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Representative. Investcorp Representative, Investcorp and the Company shall not have any Liability to any Company Member for any allocation or distribution among the Company Members by the Company Representative of payments made to or at the direction of the Company Representative. All notices or other communications required to be made or delivered to a Company Member under any Company Representative Document shall be made to the Company Representative for the benefit of such Company Member, and any notices so made shall discharge in full all notice requirements of the other parties to such Company Member. All notices or other communications required to be made or delivered by a Company Member shall be made by the Company Representative (except for a notice under Section 9.14(d) of the replacement of the Company Representative).

(c) The Company Representative will act for the Company Members on all of the matters set forth in this Agreement in the manner the Company Representative believes to be in the best interest of the Company Members, but the Company Representative will not be responsible to the Company Members for any Losses that any Company Member may suffer by reason of the performance by the Company Representative of the Company Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Company Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Members shall jointly and severally indemnify, defend and hold the Company Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Company Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Company Representative’s duties under any Company Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Company Representative. In no event shall the Company Representative in such capacity be liable or in connection for any indirect, punitive, special or consequential damages. The Company Representative shall not be liable for any act done or omitted under any Company Representative Document as the Company Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted under the advice of counsel shall be conclusive evidence of such good faith. The Company Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies, and no Person shall have any Liability for relying on the Company Representative in the foregoing manner. In connection with the performance of its rights and obligations, the Company Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Members, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Company Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

(d) If the Company Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Members, then the Company Members shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Company Representative (by vote or written consent of the Company Members holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Investcorp Representative and Investcorp in writing of the identity of such successor. Any such successor so appointed shall become the “Company Representative” for purposes of this Agreement.

9.15 Non-Survival of Representations, Warranties. The representations and warranties of the Company and Investcorp contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Investcorp under this Agreement shall not survive the Closing, and from and after the Closing, the Company and Investcorp and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or Investcorp or their respective Representatives. The covenants and agreements made by the Company and Investcorp in this Agreement or in any certificate or instrument delivered under this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Unaudited Company Financials.

“Accounts Receivable” has the meaning set forth in Section 4.7(g).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Additional Financing” has the meaning set forth in Section 5.25.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or Investcorp before the Closing.

“Ancillary Documents” means each agreement, instrument or document attached as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or under this Agreement, including, as applicable, the Company Support Agreement, Company Registration Rights Agreement, Company Lockup Agreement, Investcorp Support Agreement, Investcorp Lockup Agreement, the Company Disclosure Schedule, and the Investcorp Disclosure Schedule.

“Antitrust Laws” has the meaning set forth in Section 5.9(b).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other material employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business” has the meaning set forth in the background.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Class I Directors” has the meaning ascribed to it in Section 5.17(a).

“Class II Directors” has the meaning ascribed to it in Section 5.17(a).

“Class III Directors” has the meaning ascribed to it in Section 5.17(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Filing” has the meaning set forth in Section 5.14(b).

“Closing Press Release” has the meaning set forth in Section 5.14(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation.

“Companies Act” has the meaning set forth in the background.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means a Benefit Plan of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Investcorp or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Investcorp or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means, collectively, the convertible notes listed in Schedule 4.3(b) of the Company Disclosure Schedules, which are convertible into Company Membership Interest.

“Company D&O Indemnified Persons” has the meaning set forth in Section 5.19(a).

“Company D&O Tail Insurance” has the meaning set forth in Section 5.19(b).

“Company Financials” has the meaning set forth in Section 4.7(a).

“Company IP” has the meaning set forth in Section 4.13(d).

“Company IP Licenses” has the meaning set forth in Section 4.13(a).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Lock-up Agreement” has the meaning set forth in the background.

“Company Material Contract” has the meaning set forth in Section 4.12(a).

“Company Members” means the members of the Company before the Effective Time.

“Company Membership Interest” means the holders of units of membership interest in the Company before the Effective Time.

“Company Permits” has the meaning set forth in Section 4.10.

“Company Personal Property Leases” has the meaning set forth in Section 4.16.

“Company Real Property Leases” has the meaning set forth in Section 4.15.

“Company Registered IP” has the meaning ascribed to it in Section 4.13(a).

“Company Registration Rights Agreement” has the meaning set forth in the background.

“Company Representative” has the meaning set forth in the preamble.

“Company Representative Documents” has the meaning set forth in Section 9.14(a).

“Company Securities” means, collectively, the Company Membership Interest and any Company Convertible Notes.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Special Meeting” has the meaning set forth in Section 5.13.

“Company Support Agreement” has the meaning set forth in the background.

“Company’s Representative” has the meaning set forth in the preamble.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Domestication” has the meaning set forth in the background.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval.

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Laws” has the meaning set forth in Section 4.18(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et. seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Equity Award Resolution” has the meaning set forth in Section 6.2(f).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.11(a).

“Fairness Opinion” has the meaning set forth in Section 5.24.

“Federal Securities Laws” has the meaning set forth in Section 5.7.

“Founder Share Haircut” has the meaning set forth in Section 2.2.

“Founder Shares” means the shares of Old Investcorp Common Stock held by the Sponsor.

“Founder Warrant Haircut” has the meaning set forth in Section 2.3.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Funding Contribution” has the meaning set forth in the background.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hanire” has the meaning set forth in the preamble.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Intended Tax Treatment” has the meaning set forth in the background.

“Interim Period” has the meaning set forth in Section 5.1(a).

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related, and applications for registration.

“Investcorp” has the meaning set forth in the preamble.

“Investcorp Common Stock” means the common stock, par value $0.0001 per share, of Investcorp after Domestication.

“Investcorp Confidential Information” means all confidential or proprietary documents and information concerning Investcorp or any of its Representatives; provided, however, that Investcorp Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Investcorp or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Investcorp Confidential Information. For the avoidance of doubt, from and after the Closing, Investcorp Confidential Information will include the confidential or proprietary information of the Company.

“Investcorp D&O Indemnified Persons” has the meaning set forth in Section 5.18(a).

“Investcorp D&O Tail Insurance” has the meaning set forth in Section 5.18(b).

“Investcorp Disclosure Schedules” has the meaning set forth in Article III.

“Investcorp Equity Inventive Plan” has the meaning set forth in Section 5.21.

“Investcorp Financials” has the meaning set forth in Section 3.6(b).

“Investcorp Lock-Up Agreement” has the meaning set forth in the background.

“Investcorp Material Contract” has the meaning set forth in Section 3.13(a).

“Investcorp Non-Redemption” has the meaning set forth in Section 2.2.

“Investcorp Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Investcorp after Domestication.

“Investcorp Private Warrant” means, after Domestication, one (1) whole warrant entitling the holder to purchase one (1) share of Investcorp Common Stock at a purchase price of $11.50 per share.

“Investcorp Public Units” means the units issued in the Domestication consisting of one (1) share of Investcorp Common Stock and one-half (1/2) of one (1) Investcorp Public Warrant.

“Investcorp Public Warrant” means, after Domestication, one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Investcorp Public Unit, entitling the holder to purchase one (1) share of Investcorp Common Stock at a purchase price of $11.50 per share.

“Investcorp Registration Rights Agreement” has the meaning set forth in the background.

“Investcorp Representative” has the meaning set forth in the preamble.

“Investcorp Representative Documents” has the meaning set forth in Section 9.13(a).

“Investcorp Securities” means Investcorp Public Units, Investcorp Common Stock, Investcorp Preferred Stock and Investcorp Warrants, collectively.

“Investcorp Special Meeting” has the meaning set forth in Section 5.12(a).

“Investcorp Stockholder Approval Matters” has the meaning set forth in Section 5.12(a).

“Investcorp Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Investcorp or any of its Affiliates) incurred by Investcorp or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a business combination, and any expenses relating to Hart-Scott-Rodino Act, SEC or Nasdaq filing fees relating to this Transaction, and any costs and expenses incurred in connection with Investcorp obtaining Investcorp D&O Tail Insurance.

“Investcorp Warrants” means Investcorp Private Warrants and Investcorp Public Warrants, collectively.

“Investment Company Act” has the meaning set forth in Section 3.16.

“IPO” means the initial public offering of Investcorp Public Units under the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Investcorp effective December 14, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IVCB WC Loans” has the meaning set forth in Section 5.25.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 1.11(a).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Investcorp Common Stock.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception) and (vi), with respect to Investcorp, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Investcorp, the amount of the Redemption or the failure to obtain the Required Investcorp Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Investcorp.

“Merger” has the meaning set forth in the background.

“Merger Consideration” has the meaning set forth in Section 1.9.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the NASDAQ stock market.

“New Investcorp Bylaws” has the meaning set forth in the background.

“New Investcorp Board” has the meaning set forth in Section 5.17(a).

“New Investcorp Certificate” has the meaning set forth in the background.

“NexxBuild” has the meaning set forth in the background.

“OFAC” has the meaning set forth in Section 3.19(c).

“Off-the-Shelf Software” has the meaning set forth in Section 4.13.

“Old Investcorp Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Investcorp, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Old Investcorp Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Investcorp.

“Old Investcorp Common Stock” means the shares of Old Investcorp Class A Common Stock and Old Investcorp Class B Common Stock, collectively.

“Old Investcorp Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Investcorp.

“Old Investcorp Private Warrant” means one (1) whole warrant entitling the holder to purchase one (1) share of Investcorp Class A Common Stock at a purchase price of $11.50 per share.

“Old Investcorp Public Units” means the units issued in the IPO (including overallotment units acquired by Investcorp’s underwriter) consisting of one (1) share of Investcorp Class A Common Stock and one-half (1/2) of one (1) Investcorp Public Warrant.

“Old Investcorp Public Warrant” means one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Investcorp Public Unit, entitling the holder to purchase one (1) share of Investcorp Class A Common Stock at a purchase price of $11.50 per share.

“Old Investcorp Securities” means the Old Investcorp Public Units, the Old Investcorp Common Stock, the Old Investcorp Preferred Stock and the Old Investcorp Warrants, collectively.

“Old Investcorp Warrants” means the Old Investcorp Private Warrants and Old Investcorp Public Warrants, collectively.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning set forth in Section 4.13(c).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred under documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision, or an agency or instrumentality.

“Personal Data” means any information relating to an identified or identifiable natural person (data subject); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Funding” has the meaning set forth in Section 5.25.

“Platform Agreements” has the meaning set forth in Section 4.13(h).

“Post-Signing Period” has the meaning set forth in Section 5.26.

“Pro Rata Share” means with respect to each Company Member, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Investcorp to such Company Member in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Investcorp to all Company Members in accordance with the terms of this Agreement.

“Proceeding” means any action, suit, litigation, complaint, dispute, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 5.12(a).

“Public Certifications” has the meaning set forth in Section 3.6(a).

“Public Stockholders” has the meaning set forth in Section 8.1.

“Redemption” has the meaning set forth in Section 5.12(a).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Investcorp hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, transaction expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Statement” has the meaning set forth in Section 5.12(a).

“Related Person” has the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning set forth in Section 8.1.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Member Approval” has the meaning set forth in Section 6.1(b).

“Required Investcorp Stockholder Approval” has the meaning set forth in Section 6.1(a).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” has the meaning set forth in the preamble.

“Signing Filing” has the meaning set forth in Section 5.14(b).

“Signing Press Release” has the meaning set forth in Section 5.14(b).

“Software” means any computer software programs, including all source code, object code, and documentation related and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Specified Courts” has the meaning set forth in Section 9.4.

“Sponsor” means Samara Special Opportunities, a Cayman Islands exempted company, in its capacity as sponsor of Investcorp.

“Sponsor Support Agreement” has the meaning set forth in the background.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning set forth in Section 1.2.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the associated goodwill), whether registered or unregistered, and all registrations and applications for registration and renewal.

“Transaction Documents” means this Agreement and the Ancillary Documents.

“Transmittal Documents” has the meaning set forth in Section 1.11(b).

“Trust Account” means the trust account established by Investcorp with the proceeds from the IPO under the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of December 14, 2021, as it may be amended, by and between Investcorp and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unaudited Company Financials” has the meaning set forth in Section 4.7(a).

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The Parties have caused this Agreement to be executed as of the Signing Date.

INVESTCORP EUROPE ACQUISITION CORP I,

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	CEO

VIKAS MITTAL, solely in its capacity as Investcorp Representative

By:	/s/ Vikas Mittal
Name:	Vikas Mittal

INVESTCORP MERGER SUB LLC

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Authorized Signatory

NEXX HOLDCO, LLC

By BDH Partners LLC, its sole member

By:	/s/ Michael Hanlon
Name:	Michael Hanlon
Title:	Member

MICHAEL HANLON., as Company Representative

By:	/s/ Michael Hanlon
Name:	Michael Hanlon

[Signature Page to Merger Agreement]

HANIRE LLC, solely for the purposes of Section 5.25

By:	/s/ Michael Hanlon
Name:	Michael Hanlon
Title:	Sole Member

[Signature Page to Merger Agreement]

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